UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 1, 2008

HERSHA HOSPITALITY TRUST
(Exact name of registrant as specified in its charter)

Maryland	001-14765	251811499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

44 Hersha Drive
Harrisburg, Pennsylvania 17102
(Address and zip code of
principal executive offices)

Registrant's telephone number, including area code: (717) 236-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 1, 2008, Hersha Hospitality Limited Partnership ("HHLP"), the operating partnership subsidiary of Hersha Hospitality Trust ("HT"), and Hersha Smithfield Managing Member, LLC, a wholly owned subsidiary of HHLP, entered into a contribution agreement (the "Contribution Agreement") with Hersha Northeast Associates, LLC ("Hersha Northeast"), Kirit Patel, K&D Investment Associates, LLC and Ashwin Shah (the "Contributors") and closed on the acquisition of all of the issued and outstanding membership interests in 44 Hersha Smithfield, LLC ("Smithfield"). Smithfield is the owner of the hotel and improvements associated with the Hampton Inn and Suites (the "Hotel") located at 965 Douglas Pike, Route #7 and Interstate 295 in Smithfield, Rhode Island.

The aggregate purchase price for the membership interests in Smithfield was approximately $12.6 million, which included $5.2 million in cash, the assumption of $6.7 million in debt, and $0.7 million in reserves to be paid to the seller upon satisfactory completion of certain capital projects and financing activities.  The assumed loan accrues interest at 6.98% per annum and matures on December 12, 2016.

The following executive officers and trustees of HT had direct or indirect interests in Hersha Northeast:  Hasu P. Shah, the Chairman of our Board of Trustees; Kiran P. Patel, a member of our Board of Trustees; Jay H. Shah, a member of our Board of Trustees and our Chief Executive Officer; Neil H. Shah, our President and Chief Operating Officer; Ashish R. Parikh, our Chief Financial Officer, and David L. Desfor, our Treasurer and Secretary.

As a related party transaction, the transaction was approved by all of HT's independent trustees.  Hersha Hospitality Management L.P. ("HHMLP"), Hersha's affiliated hotel management company, will continue to manage the Hotel.

The preceding description of the material terms of the Contribution Agreement is qualified in its entirety by reference to the terms of the Contribution Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 10.1
Contribution Agreement, dated as of August 1, 2008, by and among Hersha Northeast Associates, LLC, Kirit Patel, K&D Investment Associates, LLC, and Ashwin Shah, as contributors, and Hersha Hospitality Limited Partnership and Hersha Smithfield Managing Member, LLC, as acquirer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERSHA HOSPITALITY TRUST

Date: August 7, 2008	By:	/s/Michael R. Gillespie
Michael R. Gillespie
Chief Accounting Officer